Exhibit 10.39

EMPLOYEE BENEFITS AND OTHER EMPLOYMENT MATTERS

ALLOCATION AND SEPARATION AGREEMENT

BY AND AMONG

HYATT CORPORATION

HYATT GAMING MANAGEMENT, INC.

H GROUP HOLDING, INC.

HCC CORPORATION

AND

GRAND VICTORIA CASINO & RESORT, L.P.

Effective as of July 1, 2004

Schedule 1

Schedule 2

ii

EMPLOYEE BENEFITS AND OTHER EMPLOYMENT MATTERS

ALLOCATION AND SEPARATION AGREEMENT

THIS EMPLOYEE BENEFITS AND OTHER EMPLOYMENT MATTERS ALLOCATION AND SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2004, by and among HYATT CORPORATION, a Delaware corporation (“Hyatt”), HYATT GAMING MANAGEMENT, INC. a Nevada corporation (“HGMI”), H GROUP HOLDING, INC., a Delaware corporation (“H-Group”), HCC CORPORATION, a Nevada corporation (“HCC”) and GRAND VICTORIA CASINO & RESORT, L.P., a Delaware limited partnership (“Grand Victoria”), effective as of the Closing (as defined below).

RECITALS

WHEREAS, H-Group is currently the direct or indirect parent corporation of Hyatt, HGMI, and HCC (among other entities) and the indirect parent of the general partner of Grand Victoria; and

WHEREAS, H-Group is being restructured effective as of June 30, 2004 pursuant to a Master Distribution Agreement and various ancillary agreements (the “Spin-Offs”); and

WHEREAS, as part of the Spin-Offs, the stock of Hyatt will be distributed to its stockholders, so that Hyatt will cease to be a subsidiary of H-Group and will no longer be under common control with the Gaming Group (as defined below); and

WHEREAS, prior to the Spin-Offs, Hyatt provided employee benefits and compensation to the employees of the hotels and the casino gaming business and performed all of the related administration of such programs; and

WHEREAS, after the Spin-Offs, all employees who provide services as part of the casino gaming business will be employed by the Gaming Group; and

WHEREAS, Hyatt, H-Group, HGMI, HCC and Grand Victoria have agreed to allocate the responsibilities among the parties following the Spin-Offs for certain matters relating to employees and employee compensation, benefits, labor and certain other employment matters pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants, agreements, undertakings and obligations set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below. All references herein to “Article,” “Sections” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Schedules hereto unless otherwise indicated.

“Ancillary Agreement” shall mean any agreement contemplated by the Master Distribution Agreement, and such other documents as the parties thereto shall mutually agree are required to effect the Spin-Offs.

“Benefit Obligations” shall have the meaning set forth in Section 4.3(c).

“Closing” shall mean June 30, 2004.

“COBRA” shall mean Code Section 4980B and ERISA Sections 601 through 608, and any applicable state law establishing employer requirements for continuation of health care, life insurance or other Welfare Plan benefits for the benefit of certain current and former employees or their dependents.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

“Effective Date” shall mean July 1, 2004.

“Employee” shall mean with respect to any entity, an individual who is considered, according to the payroll and other records of such entity, to be employed by such entity (or a parent or subsidiary), regardless of whether such individual is, at the relevant time, actively at work or on leave of absence (including vacation, holiday, sick leave, family and medical leave, disability leave, military leave, jury duty, layoff with rights of recall, and any other leave of absence or similar interruption of active employment that is not considered, according to the policies or practices of such entity, to have resulted in a termination of such individual’s employment).

“Employer” shall mean Hyatt, H-Group, HGMI, HCC or Grand Victoria, as the context indicates.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor legislation.

“Gaming Business” shall mean any casino gaming business or operation of Hyatt or its affiliates which, pursuant to the Master Distribution Agreement, is to be conducted by the Gaming Group immediately following the Closing. Solely for purposes of this Agreement, the H-Group Employees shall be deemed to be employees of the Gaming Business.

“Gaming DSP” shall mean the Hyatt Gaming Deferred Savings Plan.

“Gaming Employee” shall mean any individual who (a) is a Transferred Employee, (b) is an employee of HCC or (c) is not either a Transferred Employee or an employee of HCC prior to the Closing but becomes an employee of H-Group, HGMI or HCC on or after the Closing, but excludes any Grand Victoria Employee.

“Gaming Employment Agreements” shall have the meaning set forth in Section 2.1(e).

“Gaming 401(k) Plan” shall have the meaning set forth in Section 3.1.

“Gaming Group” shall mean H-Group, HGMI, HCC, Grand Victoria and each direct or indirect subsidiary and parent company thereof.

“Gaming Indemnitees” shall mean each member of the Gaming Group and their respective directors, officers, employees, equityholders, agents, representatives, affiliates and each of the heirs, executors, successors and assigns of any of the foregoing.

“Gaming Individual” shall mean any individual who (a) is a Gaming Employee or (b) is a dependent or beneficiary of any Gaming Employee.

“Gaming MSP” shall mean the Hyatt Gaming Key Employee Matched Savings Plan.

“Gaming Qualified Beneficiary” shall mean any Gaming Individual (or his dependent) who, after the Closing, becomes a Qualified Beneficiary under any Gaming Medical/Dental Plan.

“Gaming Welfare Plans” shall mean the Welfare Plans maintained by HGMI, H-Group and HCC on or after the Closing to provide benefits to Gaming Individuals and Gaming Qualified Beneficiaries.

“Grand Victoria” shall mean the Grand Victoria Casino and Resort, L.P.

“Grand Victoria Employee” shall mean any individual who is an Employee of Grand Victoria at any applicable time.

“Grand Victoria 401(k) Plan” shall mean the Hyatt Gaming Retirement Savings Plan and its related trust, which on and after the Effective Date shall be known as the “Grand Victoria Casino & Resorts Retirement Savings Plan.”

“HGMI” shall mean Hyatt Gaming Management, Inc.

“H-Group” shall mean H Group Holding, Inc. and FMG, Inc., a wholly owned indirect subsidiary thereof.

“H-Group Employee” shall mean any individual who (a) is an employee of H-Group on or after the Effective Date and (b) each individual listed on Schedule 1 hereto.

“Hyatt” shall have the meaning set forth in the Preamble.

“Hyatt 401(k) Plan” shall mean the Hyatt Corporation Retirement Savings Plan and its related trust.

“Hyatt Indemnitees” shall mean Hyatt and its subsidiaries and affiliates and their respective directors, officers, employees, equityholders, agents, representatives, affiliates and each of the heirs, executors, successors and assigns of any of the foregoing.

“Hyatt Individual” shall mean any individual who (a) is a Retained Employee, or (b) is a dependent or beneficiary of any Retained Employee.

“Hyatt Qualified Beneficiary” shall mean a Qualified Beneficiary who is not a Gaming Qualified Beneficiary and who, following the Closing, is or becomes a Qualified Beneficiary.

“Hyatt RDICP” shall mean the Hyatt Corporation Restricted Deferred Incentive Compensation Plan.

“Hyatt Retained Business” shall mean the hospitality and related businesses currently conducted by the Hyatt or its subsidiaries and to be conducted by Hyatt or its subsidiaries following the Closing and all aspects thereof, including, without limitation, the development, construction, ownership, management, franchising and leasing of hotels and other hospitality or hospitality-related assets and all activities related thereto.

“Hyatt Retiree” shall mean the individuals listed on Schedule 2 hereto.

“Hyatt SERP” shall mean the Hyatt Corporation Supplemental Employee Retirement Plan.

“Hyatt Terminee” shall mean any individual who was formerly employed in a Gaming Business by Hyatt or HCC and who terminated such employment prior to the Closing and is no longer employed by any entity that is a party to this Agreement.

“Hyatt Terminee Qualified Beneficiary” shall mean any Qualified Beneficiary who became a Qualified Beneficiary prior to the Closing under the Hyatt Medical/Dental Plan.

“IRS” shall mean the Internal Revenue Service.

“Medical/Dental Plan” shall mean a Welfare Plan providing medical and/or dental benefits to Employees and their dependents.

“Plan” shall mean any plan, policy, arrangement, contract or agreement providing compensation or benefits for any group of Employees or individual Employees (including former Employees) or the dependents or beneficiaries of any such Employee, whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an Employer any such Employee or the beneficiaries of any such Employee, existing as of the Closing or prior thereto.

“Qualified Beneficiary” shall mean an individual (or dependent thereof) who either (a) experiences a “qualifying event” (as that term is defined in Code Section 4980B(f)(3) and ERISA Section 603) while a participant in any Medical/Dental Plan or (b) becomes a “qualified beneficiary” (as that term is defined in Code Section 4980B(g)(1) and ERISA 607(3)) under any Medical/Dental Plan.

“Retained Employee” shall mean any individual who (a) immediately prior to the Closing was an Employee of Hyatt and who remains an employee of Hyatt following the Closing, or (b) immediately prior to the Closing was an Employee of HCC and who becomes an Employee of Hyatt on and after the Closing.

“Rev. Proc. 96-60” shall have the meaning set forth in Section 6.1(a).

“Service Credit” shall mean the period taken into account under any Plan for purposes of determining length of service or plan participation to satisfy eligibility, vesting, benefit accrual and similar requirements under such Plan.

“Spin-Offs” shall have the meaning set forth in the Recitals.

“Master Distribution Agreement” shall have the meaning set forth in the Recitals.

“Termination Benefits” shall have the meaning set forth in Section 2.4(a).

“Transferred Employee” shall mean any individual who (a) was an Employee of Hyatt, a subsidiary of Hyatt or an affiliate of Hyatt (other than a member of the Gaming Group) immediately prior to the Closing and who becomes, immediately after the Closing, an Employee of H-Group, HGMI or HCC, or (b) is a H-Group Employee listed on Schedule 1 hereto.

“Welfare Plan” shall mean any Plan which provides medical, health, disability, accident, life insurance, death, dental or any other welfare benefit, including, without limitation, any post-employment benefit, but excluding vacation benefits covered under Section 5.3.

ARTICLE II.

TRANSFER OF EMPLOYEES; EMPLOYMENT ALLOCATION;

TERMINATION BENEFITS

Section 2.1. Transfer of Employees.

(a) Allocating Employees. Hyatt, H-Group, HGMI and HCC shall take all steps necessary or appropriate so that:

(i) all of the Employees of Hyatt and its subsidiaries are allocated between the Hyatt Retained Business and the Gaming Business in accordance with the principles set forth in Sections 2.1(b) and (c) below;

(ii) all of the Employees of HCC are allocated between the Hyatt Retained Business and the Gaming Business in accordance with the principles set forth in Sections 2.1(b) and (c) below;

(iii) each individual who is allocated to the Gaming Business is, as of the Closing and immediately following the Closing, an Employee of one or more of H-Group, HGMI or HCC or a subsidiary thereof; and

(iv) each individual who is allocated to the Hyatt Retained Business is, as of the Closing and immediately following the Closing, an Employee of Hyatt or its subsidiaries.

(b) Basis of Allocation. Employees shall be allocated between the Hyatt Retained Business and the Gaming Business as follows:

(i) Each Employee whose primary duties are related to the Gaming Business, including any Employee who is required to be licensed under state gaming laws, will be an Employee of H-Group, HCC, HGMI or Grand Victoria as appropriate;

(ii) Each Employee whose primary duties are related to the Hyatt Retained Business and who is not required to be licensed under state gaming laws will be an Employee of Hyatt or a subsidiary or affiliate thereof;

(iii) Each Employee whose primary duties relate to both the Gaming Business and the Hyatt Retained Business and who is not required to be licensed under state gaming laws will be an Employee of Hyatt or a subsidiary or affiliate thereof; and

(iv) Each individual who is listed on Schedule 1 hereto shall become an employee of H-Group, as indicated on Schedule 1.

(c) Ancillary Agreements. Hyatt, HGMI, H-Group and HCC agree to enter into an Ancillary Agreement pursuant to which Hyatt will provide for transitional services of Retained Employees for a transitional period following the Effective Date.

(d) Grand Victoria Employees. Notwithstanding anything to the contrary, all Grand Victoria Employees at the time of the Closing shall remain Grand Victoria Employees immediately following the Closing.

(e) Employment Agreements.

(i) As of the Effective Date, Hyatt shall assume all obligations and liabilities for, and arising under all written employment agreements and offer letters, if any, in each case with respect to Retained Employees (collectively referred to as the “Hyatt Employment Agreements”), and the members of the Gaming Group shall have no liability or obligation with respect thereto, except as herein expressly provided. Hyatt shall take, or cause to be taken, all action necessary and appropriate to assume, effective as of the Effective Date, all Hyatt Employment Agreements, with such changes as may be necessary to reflect the change in the employer thereunder and such other changes as Hyatt shall determine. To the extent feasible taking into account the changes in employer, such Hyatt Employment Agreements shall otherwise have the same terms and conditions as in effect immediately prior to the Effective Date, except that references to employment by or termination of employment with a member of the Gaming Group shall be changed to references to employment by or termination of employment with Hyatt and its affiliates.

(ii) As of the Effective Date, one or more members of the Gaming Group, as appropriate, shall assume all obligations and liabilities for and arising under all written employment agreements and offer letters, if any, in each case with respect to Transferred Employees and Grand Victoria Employees (collectively referred to as the “Gaming Employment Agreements”), and Hyatt shall have no liability or obligation with respect thereto after such assumption, except as herein expressly provided. The appropriate members of the Gaming Group shall take, or cause to be taken, all action necessary and appropriate to assume, effective as of the Effective Date, all Gaming Employment Agreements, with such changes as may be necessary to reflect the change in the employer thereunder and such other changes as the appropriate member of the Gaming Group shall determine. To the extent feasible taking into account the changes in employer, such Gaming Employment Agreements shall otherwise have the same terms and conditions as in effect immediately prior to the Effective Date, except that references to employment by or termination of employment with Hyatt and its affiliates shall be changed to references to employment by or termination of employment with the appropriate member of the Gaming Group.

(f) Tax Equalization Agreements. On the Effective Date HGMI hereby assumes and Hyatt hereby assigns all obligations that Hyatt may have under tax equalization agreements with Transferred Employees who are expatriates. As of the Effective Date, Hyatt shall pay to HGMI the amounts, if any that have been withheld from the Transferred Employees under any such tax equalization agreements.

Section 2.2. Allocations between Hyatt and the Gaming Group.

(a) Allocation of Responsibilities as Employer. On the Effective Date, except to the extent specifically assumed by Hyatt under this Agreement or any Ancillary Agreement, each member of the Gaming Group shall retain or assume, as the case may be, responsibility as Employer for the Transferred Employees and the Grand Victoria Employees, as applicable. On the Effective Date, except to the extent specifically allocated to the appropriate member of the Gaming Group under this Agreement or any Ancillary Agreement, Hyatt shall retain responsibility as employer for the Retained Employees.

(b) Assumption of Liabilities on Closing. Except as specifically provided in this Agreement, or as otherwise agreed by the parties hereto as of the Effective Date:

(i) The appropriate member of the Gaming Group shall assume all benefit obligations and all related rights in connection with any Plan with respect to the Transferred Employees and Grand Victoria Employees, and Hyatt shall have no further liability with respect thereto.

(ii) Hyatt shall retain all benefit obligations and all related rights which accrue after the Closing in connection with any Plan and with respect to Retained Employees and Hyatt Terminees, and no member of the Gaming Group shall have any liability with respect thereto.

Section 2.3. Service Credits.

(a) Closing Transfers. In connection with the Spin-Offs and for purposes of determining Service Credits under any Plan, Hyatt shall credit each Retained Employee and the appropriate member of the Gaming Group shall credit each Transferred Employee and Grand Victoria Employee with such Employee’s Service Credits and original hire date as reflected in the records of the other parties, if any, as of the Closing. Such Service Credits and hire date shall continue to be maintained as described in this Agreement for as long as the Employee does not terminate employment with Hyatt or the members of the Gaming Group or as otherwise may be required by applicable law or any applicable Plan.

(b) Service Credits Following the Closing. Subject to the provisions of applicable law, (i) each member of the Gaming Group as appropriate may, in the case of Transferred Employees and Grand Victoria Employees, in its sole discretion, make such decisions as it deems appropriate with respect to determining Service Credits accrued after the Closing, and (ii) Hyatt may, in the case of Retained Employees, in its sole discretion, make such decisions as it deems appropriate with respect to determining Service Credits accrued after the Closing.

Section 2.4. Termination Benefits.

(a) No Termination Benefits. No Retained Employee or Transferred Employee shall be deemed to have become entitled to any benefits under any Plan, contract, agreement, statute, regulation or other arrangement that provides for the payment of severance pay, salary continuation, pay in lieu of notice, unused vacation pay, or similar benefits in connection with actual or constructive termination of employment or alleged actual or constructive termination of employment (collectively, “Termination Benefits”) as a result of any actions taken pursuant to this Article II or otherwise as a result of the consummation of the transactions contemplated by the Master Distribution Agreement.

(b) Hyatt Liabilities. Effective as of the Closing, Hyatt shall retain all liabilities relating to or arising out of claims made by or on behalf of Retained Employees and Hyatt Terminees, who were employed by Hyatt (including the beneficiary, dependent or alternate payee of such individual) for, or with respect to, Termination Benefits relating to the actual or constructive termination or alleged actual or constructive termination of employment of any Retained Employee or Hyatt Terminee with the Hyatt Retained Business, whether before, on or after the Closing.

(c) Gaming Liabilities. Effective as of the Closing, each member of the Gaming Group shall retain all liabilities relating to or arising out of claims made by or on behalf of their respective Gaming Employees and any Hyatt Terminees, who were employed by a Gaming Group Member (including the beneficiary, dependent or alternate payee of such individual) for, or with respect to, Termination Benefits relating to the actual or constructive termination or alleged actual or constructive termination of employment of any Gaming Employee or Hyatt Terminee with the Gaming Business, whether before, on or after the Closing.

ARTICLE III.

401(K) PLANS

Section 3.1. Establishment of Gaming 401(k) Plan. On or before the Effective Date, HGMI shall establish, or cause to be established a defined contribution plan that is intended to be tax-qualified under Code Section 401(a), and a separate trust that is intended to be exempt from taxation under Code Section 50l(a)(l) (the “Gaming 401(k) Plan”). On or before the Effective Date, H-Group and HCC shall adopt and become participating employers in the Gaming 401(k) Plan.

Section 3.2. Transfer and Acceptance of Account Balances. As soon as practicable after the Effective Date, Hyatt shall cause the accounts, including promissory notes related to outstanding participant loans, if any, of the Gaming Employees, Hyatt Terminees (or their beneficiaries) and the H-Group Employees under the Hyatt 401(k) Plan to be transferred to the Gaming 401(k) Plan, and HGMI shall cause such transferred accounts and the applicable promissory notes to be accepted by the Gaming 401(k) Plan. HGMI and Hyatt acknowledge and agree that such transfer of assets and liabilities comply with Sections 401(a)(12), 414(l) and 411(d)(6) of the Code and the regulations thereunder.

Section 3.3. No Distributions. No distribution of account balances shall be made to any Transferred Employee or Grand Victoria Employee solely on account of the Spin-Offs from the Hyatt 401(k) Plan, the Gaming 401(k) Plan or the Grand Victoria 401(k) Plan.

Section 3.4. Information. Hyatt shall provide HGMI, as soon as practicable, with a list of Gaming Employees, Hyatt Terminees and applicable alternate payees and beneficiaries who, to the best knowledge of Hyatt, were participants in or otherwise entitled to benefits under the Hyatt 401(k) Plan on the Closing, together with a listing of each participant’s Service Credits under the Hyatt 401(k) Plan and such participant’s account balance and investment elections.

Section 3.5. Regulatory Filings. In connection with the plan-to-plan transfer described in this Article III, Hyatt and HGMI shall cooperate in making any and all appropriate filings required by the IRS, or required under the Code, ERISA or any applicable regulations, and take all such action as may be necessary and appropriate to cause such plan-to-plan transfer to take place as soon as practicable after the establishment of the Gaming 401(k) Plan.

Section 3.6. Allocation of Pre- and Post-Closing Contributions.

(a) With respect to payroll periods commencing on or after January 1, 2004, but prior to the Effective Date all contributions to be made on behalf of Hyatt Individuals, Gaming Employees, Hyatt Terminees and H-Group Employees shall be made by Hyatt in accordance with past practice to the Hyatt 401(k) Plan; provided, however, that as soon as practicable following the Effective Date, HGMI and HCC shall reimburse Hyatt for such contributions made on behalf of Employees of HGMI and HCC and Hyatt Terminees attributable to HGMI and HCC, but only to the extent HGMI or HCC (or any predecessor employer) has not already reimbursed Hyatt for such contributions prior to the Effective Date. Hyatt shall remain liable for contributions for Hyatt Individuals and H-Group Employees for all payroll periods commencing prior to the Effective Date. HGMI and HCC shall be responsible for any matching contributions due for 2004 and Hyatt shall not be responsible for any portion thereof.

(b) All contributions to be made under the Hyatt 401(k) Plan with respect to Hyatt Individuals for payroll periods commencing after the Closing will be the responsibility of Hyatt pursuant to the terms of the Hyatt 401(k) Plan. All post-Closing contributions under the Gaming 401(k) Plan with respect to Gaming Individuals for payroll periods commencing after the Closing will be the responsibility of H-Group, HGMI or HCC, as appropriate, pursuant to the terms of the Gaming 401(k) Plan.

Section 3.7. Qualification of Plans and Other Liabilities.

(a) Gaming Group 401(k) Plan. HGMI, HCC and H-Group shall be responsible for all liabilities incurred as a result of any failure of the Gaming 401(k) Plan to be qualified under Section 401(a) of the Code, or other liability (including, without limitation, all liabilities relating to or arising out of claims made by or on behalf of participants therein for, or with respect to, benefits under such Plan) with respect to Gaming Individuals.

(b) Hyatt 401(k) Plan. Hyatt shall be responsible for all liabilities incurred as a result of any failure of the Hyatt 401(k) Plan to be qualified under Section 401(a) of the Code, or other liability (including, without limitation, all liabilities relating to or arising out of claims made by or on behalf of participants therein for, or with respect to, benefits under such Plan) with respect to Hyatt Individuals.

(c) Qualification Failures. The parties hereto agree that to the extent any of them becomes aware that any such Plan fails or may fail to be so qualified, it shall notify the other party and the parties shall cooperate and use best efforts to avoid such disqualification, including using any applicable compliance resolution program under Revenue Procedure 2003-44, or similar programs, and taking any steps available pursuant to such program to avoid disqualification.

Section 3.8. Beneficiary Designation. All beneficiary designations made by Gaming Employees and Hyatt Terminees under the Hyatt 401(k) Plan shall be transferred to and be in full force and effect under the corresponding Gaming 401(k) Plan, until such beneficiary designations are replaced or revoked in accordance with the terms of the Gaming 40l(k) Plan by the Gaming Employees or Hyatt Terminees who made the beneficiary designation.

ARTICLE IV.

NONQUALIFIED DEFERRED COMPENSATION PLANS

Section 4.1. Establishment of Gaming Nonqualified Deferred Compensation Plans. On or prior to the Effective Date, HGMI shall establish two nonqualified deferred compensation plans, the Gaming DSP and the Gaming MSP, for the benefit of certain Gaming Employees, Grand Victoria Employees and the Hyatt Terminees. HGMI shall also establish, or cause to be established, a separate rabbi trust to form a part of the Gaming MSP and the Gaming DSP. On or prior to the Effective Date, H-Group, HCC and Grand Victoria shall adopt the Gaming MSP and Gaming DSP and become participating employers thereunder.

Section 4.2. Transferred Elections. All participants in the Gaming DSP and Gaming MSP who, immediately prior to Closing, participated in the Hyatt DSP and Hyatt MSP will have their deferral elections, beneficiary elections and all other elections automatically transferred and be applicable to the Gaming DSP and Gaming MSP as of the Effective Date.

Section 4.3. Allocation and Assumption of Liabilities.

(a) Gaming DSP and MSP. As of the Effective Date, Hyatt shall determine the amount of liabilities under the Hyatt DSP and Hyatt MSP attributable to Gaming Employees, Grand Victoria Employees and Hyatt Terminees, including employee contributions for payroll periods commencing prior to the Effective Date, but not made as of the Effective Date. As soon as administratively practicable thereafter, Hyatt shall pay to the appropriate member of the Gaming Group an amount equal to such liabilities either directly or through a trust to trust transfer of such amounts from the rabbi trusts established under the Hyatt DSP and Hyatt MSP to the rabbi trust established by HGMI under Section 4.1. Coincident with the receipt of the transfer of such amounts, each member of the Gaming Group shall unconditionally and irrevocably assume all liabilities described in this paragraph and all responsibilities and obligations relating to, arising out of, or resulting from such liabilities with respect to the Gaming Employees, Grand Victoria Employees and Hyatt Terminees attributable to such member of the Gaming Group so that all such liabilities associated with the Hyatt Terminees, Gaming Employees and Grand Victoria Employees are assumed by the members of the Gaming Group. As of the Effective Date, the Transferred Employees shall cease all future participation in the Hyatt DSP and Hyatt MSP. Each member of the Gaming Group shall be responsible for the matching contributions due for 2004 under the Gaming DSP, Gaming MSP, Hyatt DSP and Hyatt MSP and Hyatt shall not be responsible for any portion thereof.

(b) Contributions. As soon as practicable following the Effective Date, HGMI and HCC shall reimburse Hyatt for any contributions actually made by Hyatt to the Hyatt DSP and Hyatt MSP for the payroll periods commencing on or after January 1, 2004, but prior to the Effective Date with respect to Employees of HGMI and HCC and Hyatt Terminees attributable to HGMI and HCC, but only to the extent that HGMI or HCC (or any predecessor employer) has not previously reimbursed Hyatt for such contributions prior to the Effective Date.

(c) Hyatt Retirees. As of the Effective Date, Hyatt shall assign and H-Group shall unconditionally and irrevocably assume all obligations and liabilities with respect to the benefit obligations accrued by the Hyatt Retirees under the Hyatt RDICP and Hyatt SERP (the “Benefit Obligations”). Hyatt and H-Group shall take all such actions as may necessary to evidence the assumption by H-Group of the Benefit Obligations, including, without limitation, amending the Hyatt RDICP and Hyatt SERP. The parties agree that Hyatt shall act as paying agent and administrator for H-Group in paying the Benefit Obligations to the Hyatt Retirees under the terms of the Hyatt RDICP and Hyatt SERP in accordance with such terms and conditions as the parties may mutually agree, including that H-Group shall reimburse Hyatt for all reasonable expenses.

Section 4.4. Retention of Liabilities. Hyatt shall retain liability under the Hyatt DSP, Hyatt MSP, Hyatt RDICP and Hyatt SERP for each (i) Retained Employee and (ii) (except for Gaming Employees, Grand Victoria Employees, Hyatt Terminees and Hyatt Retirees) each other participant in the Hyatt DSP, Hyatt MSP, Hyatt RDICP and Hyatt SERP whose employment is terminated from any of the parties to this Agreement prior to the Closing and no member of the Gaming Group shall have any further liability with respect thereto.

Section 4.5. No Distributions. No distribution of benefits from Hyatt MSP, Hyatt DSP, Hyatt RDICP, Hyatt SERP, Gaming DSP, Gaming MSP, H-Group RDICP or H-Group SERP shall be made to any Gaming Employee, Retained Employee or Grand Victoria Employee solely on account of the Spin-Offs.

ARTICLE V.

WELFARE PLANS AND OTHER BENEFITS

Section 5.1. Hyatt Welfare Plans.

(a) Liability for Claims. Except as specifically otherwise provided herein, Hyatt shall assume or retain and shall be responsible for, or cause its insurance carriers to be responsible for, all liabilities and obligations related to claims asserted or incurred or premiums due with respect to periods before the Effective Date in respect of any Hyatt Individual, Hyatt Terminee, Retained Employee and Gaming Individual under any Hyatt Welfare Plan and no member of the Gaming Group shall have any liability or obligation with respect to those liabilities or claims. For this purpose claims and liabilities under any medical, dental, vision, or prescription drug plan, generally will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim is made; provided, however, that with respect to claims relating to hospitalization the claim will be deemed to be incurred on the first day of such hospitalization and not on the date that such services are performed. Claims for disability under any long or short term disability plan shall be incurred on the date the Employee is first absent and remains absent from work because of the condition giving rise to such disability and not when the Employee is determined to be eligible for benefits under the applicable Hyatt Welfare Plan.

(b) Reimbursement of Premiums. In accordance with the accounting procedures in place between Hyatt and the members of the Gaming Group immediately prior to the Closing, as soon as practicable following the Closing, Hyatt shall bill and each of H-Group, HGMI and HCC, as applicable, shall pay to Hyatt its applicable share of the employer portion of the premiums due, if any, under the Hyatt Welfare Plans incurred through the Closing Date, to the extent not billed or paid prior to the Closing.

(c) Continuation Coverage Administration. As of the Effective Date, Hyatt shall retain and shall be solely responsible for, or cause its insurance carriers to be responsible for, providing and administering the continuation coverage required by COBRA as it relates to any Hyatt Qualified Beneficiary or Hyatt Terminee Qualified Beneficiary, and no member of the Gaming Group shall have any liability or obligation with respect to them or the Hyatt Welfare Plans.

Section 5.2. Gaming Welfare Plans.

(a) Establishment of Gaming Welfare Plans. As of the Effective Date, HGMI shall permit Gaming Individuals who are participants in or otherwise entitled to benefits under the Hyatt Welfare Plans prior to Closing to participate in the Gaming Welfare Plans. Each such individual shall, to the extent applicable, for all purposes under the Gaming Welfare Plans (i) have no preexisting condition limitation imposed other than that which is or was already imposed under the applicable existing Hyatt Welfare Plan, and (ii) be credited with or otherwise have taken into account, to the extent applicable, Service Credits, any expenses incurred towards deductibles, out-of-pocket limits, maximum benefit payments, and any benefit usage towards plan limits credited to such individual under the terms of the applicable existing Hyatt Welfare Plans and as if such expenses and usage had originally been credited to such individual under the Gaming Welfare Plans.

(b) Liabilities after Closing. Except as otherwise provided herein, after the Closing, H-Group, HGMI or HCC as appropriate shall assume or retain and shall be responsible for, or cause its insurance carriers to be responsible for, all liabilities and obligations related to claims asserted or incurred or premiums due with respect to periods on and after the Effective Date in respect of any Gaming Individual or Gaming Qualified Beneficiary, and Hyatt shall have no liability or obligation with respect to those liabilities or claims.

(c) COBRA. As of the Effective Date, the Gaming Medical / Dental Plan shall retain and shall be solely responsible for, or cause its insurance carriers to be responsible for, providing and administering the continuation coverage required by COBRA as it relates to any Gaming Qualified Beneficiary whose first qualifying event occurs on or after the Closing, and Hyatt and the Hyatt Medical / Dental Plan shall have no liability or obligation with respect to them.

(d) Beneficiary Designation. All beneficiary designations made by Gaming Employees under a Hyatt Welfare Plan shall be transferred to and be in full force and effect under the corresponding Gaming Welfare Plan, in accordance with the terms of each such applicable Gaming Welfare Plan and to the extent permissible under such Gaming Welfare Plan, until such beneficiary designations are replaced or revoked in accordance with the terms of the Gaming Welfare Plan by the Gaming Employees who made the beneficiary designation.

(e) Hyatt to Provide Information. To the extent permitted by law, Hyatt shall provide HGMI (to the extent that relevant information is in the possession of Hyatt), with a list of Gaming Individuals who were, to the best knowledge of Hyatt, participants in or otherwise entitled to benefits under the Hyatt Welfare Plans, together with a listing of each such individual’s Service Credit under such Plans and a listing of each such individual’s expenses incurred towards deductibles, out-of-pocket limits, maximum benefit payments, and any benefit usage towards plan limits thereunder. Hyatt shall, as soon as practicable after requested, provide HGMI with such additional information in the possession of Hyatt (and not already in the possession of a member of the Gaming Group) as may be reasonably requested by HGMI and necessary to administer effectively any Gaming Welfare Plan. Hyatt and each member of the Gaming Group shall enter into such other agreements as are necessary to comply with this subsection (e), including but not limited to any agreements required by the Health Insurance Portability and Accountability Act.

Section 5.3. Vacation Liabilities.

(a) Accrued Vacation. Effective on the Closing, (i) Hyatt shall assume, retain and shall be responsible for all accrued liabilities (vested or unvested, and funded or unfunded) for vacation in respect of all Hyatt Individuals as of the Closing, and (ii) the appropriate member of the Gaming Group shall assume, retain and shall be responsible for all accrued liabilities (vested or unvested, and funded or unfunded) for vacation with respect to the Gaming Individuals as of the Closing.

(b) Vacation Accruals Hyatt. From and after the Closing, Hyatt shall be solely responsible for the payment to Hyatt Individuals of vacation or sick leave accrued after the Closing.

(c) Vacation Accruals Gaming. The appropriate member of the Gaming Group shall be solely responsible for the payment to Gaming Individuals of vacation or sick leave accrued after the Closing.

Section 5.4. Complimentary Rooms.

(a) HGMI and H-Group. Hyatt, HGMI and H-Group shall enter into an Ancillary Agreement pursuant to which Hyatt will make available on and after the Effective Date hotel rooms for each Transferred Employee and each Employee of HGMI and H-Group as determined by HGMI under such policy as may be established by HGMI and H-Group from time to time; provided, that such Ancillary Agreement will provide that (i) hotel rooms are subject to availability at the time of reservation, (ii) hotel rooms will be obtained at the Rack C rate or better, but only if the Rack C or such better rate is available to the general public (otherwise, the room will not be deemed “available” for the purpose of reservations under the Ancillary Agreement), and (iii) the Transferred Employees and Employees of HGMI and H-Group who are eligible for such benefit will pay for such rooms and be reimbursed by HGMI or H-Group, as applicable. The cost of rooms reserved on or prior to June 15, 2004 by Employees of HGMI and H-Group shall be borne by Hyatt, even if such rooms are utilized after the Effective Date.

(b) HCC. As of the Effective Date, Employees of HCC shall no longer be eligible to receive complimentary hotel rooms from Hyatt; provided, however, that Hyatt shall honor any confirmed complimentary rooms reserved by Employees of HCC on or prior to June 15, 2004 in accordance with the policy in effect immediately prior to the Effective Date even if such rooms are utilized after the Effective Date. The cost of such rooms shall be borne by Hyatt.

ARTICLE VI.

PAYROLL REPORTING AND WITHHOLDING

Section 6.1. Form W-2 Reporting.

(a) Hyatt Payroll. With respect to Gaming Employees who were Employees of Hyatt prior to the Closing, the appropriate parties will adopt the “alternative procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 96-60 (“Rev. Proc. 96-60”). Under this procedure H-Group, HGMI and HCC as the successor employers shall provide all required Forms W-2 to all Gaming Employees reflecting all wages paid and taxes withheld by both Hyatt as the predecessor and H-Group, HGMI or HCC, as appropriate, as the successor employer for the 2004 calendar year.

(b) HCC Payroll. With respect to Retained Employees who were Employees of HCC prior to the Closing, the appropriate parties will adopt the “alternative procedure” for preparing and filing IRS Forms W-2 as described in Revenue Procedure 96-60. Under this procedure Hyatt as the successor employer shall provide all required Forms W-2 to all Retained Employees reflecting all wages paid and taxes withheld by both HCC as the predecessor and Hyatt, as the successor employer for the 2004 calendar year.

(c) Form 941. Each party to this Agreement shall be responsible for filing IRS Forms 941 for their respective Employees.

Section 6.2. Forms W-4 and W-5.

(a) Hyatt Payroll. With respect to Gaming Employees who were Employees of Hyatt prior to the Closing, the appropriate parties will adopt the alternative procedure of Rev. Proc. 96-60 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure Hyatt shall provide to H-Group, HGMI and HCC, as appropriate, all IRS Forms W-4 and W-5 on file with respect to each Gaming Employee, and H-Group, HGMI and HCC will honor these forms until such time, if any, that such Gaming Employee submits a revised form.

(b) HCC Payroll. With respect to Retained Employees who were Employees of HCC prior to the Closing, Hyatt and HCC will adopt the alternative procedure of Rev. Proc. 96-60 for purposes of filing IRS Forms W-4 and W-5. Under this procedure HCC shall provide to Hyatt all IRS Forms W-4 and W-5 on file with respect to each Retained Employee, and Hyatt will honor these forms until such time, if any, that such Retained Employee submits a revised form.

Section 6.3. Garnishments, Tax Levies, Child Support Orders, and Wage Assignments.

(a) Hyatt. With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Hyatt on the Closing for any Gaming Employees, H-Group, HGMI and HCC, as appropriate, shall honor such payroll deduction authorizations with respect to such Gaming Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was filed with Hyatt on or before the Closing. Hyatt shall, as soon as practicable after the Closing provide H-Group, HGMI or HCC, as appropriate with such information in the possession of Hyatt (and not already in the possession of a member of the Gaming Group) as may be reasonably requested by H-Group, HGMI or HCC and necessary for H-Group, HGMI or HCC, as appropriate, to make the payroll deductions and payments to the authorized payee as required by this subsection (a).

(b) HCC. With respect to garnishments, tax levies, child support orders, and wage assignments in effect with HCC on the Closing for any Retained Employees, Hyatt shall honor such payroll deduction authorizations with respect to such Retained Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was filed with HCC on or before the Closing. HCC shall, as soon as practicable after the Closing provide Hyatt with such information in the possession of HCC (and not already in the possession of Hyatt) as may be reasonably requested by Hyatt and necessary for Hyatt to make the payroll deductions and payments to the authorized payee as required by this subsection (b).

Section 6.4. Authorizations for Payroll Deductions. Unless otherwise prohibited by a Plan document or by this or an Ancillary Agreement, H-Group, HGMI and HCC, as appropriate, will honor payroll deduction authorizations attributable to Gaming Employees that are in effect with Hyatt on the Closing relating to each Gaming Employee, and shall not require that such Gaming Employee submit a new authorization to the extent that the type of deduction by H-Group, HGMI and HCC, as appropriate does not differ from that made by Hyatt. Unless otherwise prohibited by a Plan document or by this or an Ancillary Agreement, Hyatt will honor payroll deduction authorizations attributable to Retained Employees that are in effect with HCC on the Closing relating to each Retained Employee, and shall not require that such Retained Employee submit a new authorization to the extent that the type of deduction by Hyatt does not differ from that made by HCC. Such deduction types include, without limitation: contributions to any Plan; scheduled loan repayments to any Plan; and direct deposit of payroll, bonus advances, union dues, employee relocation loans, and other types of authorized company receivables usually collectible through payroll deductions. Each party shall, as soon as practicable after the Closing provide the other party with such information in its possession as may be reasonably requested by the other party and as necessary for that party to honor the payroll deduction authorizations contemplated by this Section 6.4.

ARTICLE VII.

LABOR AND EMPLOYMENT MATTERS

Section 7.1. Separate Employers. Subject to the provisions of ERISA and the Code, on and after the Closing and the separation of Employees into their respective companies, Hyatt and each member of the Gaming Group will be separate and independent employers.

Section 7.2. Employment Policies and Practices. Subject to the provisions of ERISA and this Agreement governing post-Closing employment transfers, and except as limited by applicable law or agreement, Hyatt and each member of the Gaming Group may adopt, continue, modify or terminate such employment policies, compensation practices, retirement plans, welfare benefit plans, and other employee benefit plans of any kind or description, as each may determine, in its sole discretion, is necessary or appropriate.

Section 7.3. Employment Litigation.

(a) Claims to be Transferred to HCC and Claims Retained by Hyatt. Except as otherwise provided herein each member of the Gaming Group will be responsible and liable for the employment claims (other than unemployment, and workers compensation claims which are allocated pursuant to Section 7.7 and 7.8 below) with respect to a Transferred Employee, Gaming Employee or Hyatt Terminee that was employed by that member of the Gaming Group and which relate to employment with such member of the Gaming Group before the Closing. Except as otherwise provided, Hyatt shall be responsible and liable for all employment claims with respect to the employment of and/or termination of employment of Retained Employees and Hyatt Terminees employed by Hyatt which relate to employment before the Closing.

(b) Unscheduled Claims.

(i) The H-Group, HGMI and HCC, as appropriate, shall have the sole responsibility for all employment-related claims regarding Gaming Employees that come into existence after the Closing relating to, arising out of, or resulting from the employment of such individuals within the Gaming Business, whether the basis for such claims arose on or after the Closing.

(ii) Grand Victoria shall have sole responsibility for all employment-related claims regarding Grand Victoria Employees whether known or unknown on the Closing and which relate to employment prior to or after the Closing.

(iii) Hyatt shall have the sole responsibility for all employment-related claims regarding Retained Employees that exist, or come into existence, on or after the Closing relating to, arising out of, or resulting from the employment of such individuals with the Hyatt Retained Business, whether the basis for such claims arose on, before or after the Closing.

Section 7.4. Notice of Claims. Each party hereto will, when applicable, notify in writing and consult with the other party prior to making any settlement of an employee claim, for the purpose of avoiding any prejudice to such other party arising from the settlement.

Section 7.5. Employment of Employees with U.S. Work Visas. Transferred Employees with U.S. work visas authorizing them to work for Hyatt or an affiliate thereof will continue to hold such work authorization after the Closing. Hyatt will request amendments to the nonimmigrant visa status of Transferred Employees with U.S. work visas authorizing them to work for Hyatt or an affiliate thereof to request authorization to work for HGMI.

Section 7.6. Assumption of Unemployment Tax Rates. In the event an option exists to allocate state unemployment tax experience of HCC to Hyatt with respect to each Retained Employee who immediately prior to the Closing was an Employee of HCC and who becomes an Employee of Hyatt on or after the Closing, the HCC experience shall be transferred to Hyatt if this results in the lowest aggregate unemployment tax costs for both Hyatt and HCC combined. However, the HCC experience shall be retained by HCC if this results in the lowest aggregate unemployment tax costs for Hyatt and HCC combined.

Section 7.7. Unemployment Insurance Program.

(a) Claims Administration Through Closing. Unless otherwise directed by HGMI, Hyatt shall assist the members of the Gaming Group in receiving service from Hyatt’s third party unemployment insurance administrator after the Closing. H-Group, HGMI and HCC shall cooperate with the unemployment insurance administrator by providing any and all necessary or appropriate information reasonably available to H-Group, HGMI and HCC.

(b) Claim Administration Post-Closing. Before the Closing, Hyatt shall use its commercially reasonable best efforts for and on behalf of H-Group, HGMI and HCC to procure an agreement with its third party unemployment insurance administrator. H-Group, HGMI and HCC shall not unreasonably withhold their consent to adopt such an agreement with such administrator. H-Group, HGMI and HCC shall reimburse Hyatt for any and all direct and indirect costs and expenses associated with such procurement.

Section 7.8. Workers’ Compensation. Claims made with respect to workers’ compensation or similar claims whether or not insured or self-insured or mandated by applicable law (“Compensation Claims”) filed with an appropriate agency by a Gaming Individual or a Hyatt Individual (“Claiming Employee”) shall be allocated pursuant to this Section 7.8.

(a) In the event of a Compensation Claim filed on or after the Closing where the injury occurred or is alleged to have occurred both prior to and subsequent to the Closing, with respect to either (i) a Transferred Employee, or (ii) a Retained Employee who immediately prior to the Closing was an Employee of HCC and who becomes an Employee of Hyatt on and after the Closing, then the liability for such Compensation Claim, if any, as between Hyatt and the appropriate member of the Gaming Group shall be apportioned between them based upon the length of exposure of the Claiming Employee to the product, material, practice, condition or other circumstances claimed to have caused the alleged injury, with the proportionate share of such liability being equal to a fraction, the denominator of which shall be the Claiming Employee’s total length of exposure to such product, material practice, condition or other circumstances claimed to have caused the alleged injury, and the numerator of which shall be, such Claiming Employee’ s total length of exposure after the Closing.

(b) All other Compensation Claims shall be the responsibility of the Employer of such Claiming Employee on the date the injury occurred or is alleged to have occurred.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1. Indemnification by Hyatt. Except as otherwise expressly set forth herein, Hyatt shall indemnify, defend and hold harmless the Gaming Indemnitees and each of them from and against any and all losses, liabilities, damages, including, without limitation, the costs and expenses of any and all actions, threatened actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened actions of the Gaming Indemnitees arising out of or attributable to the failure of Hyatt to perform its obligations under this Agreement.

Section 8.2. Indemnification by Gaming. Except as otherwise expressly set forth herein, each member of the Gaming Group shall indemnify, defend and hold harmless the Hyatt Indemnitees and each of them from and against any and all losses, liabilities, damages, including, without limitation, the costs and expenses of any and all actions, threatened actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened actions of the Hyatt Indemnitees arising out of or attributable to the failure of a member of the Gaming Group to perform its obligations under this Agreement.

Section 8.3. Insurance Proceeds. The amount which any party (an “Indemnifying Party”) is or may be required to pay to any other party (an “Indemnitee”) pursuant to this Article VIII shall be reduced (including, without limitation, retroactively) by any moneys (a) received by an Indemnitee from an insurance carrier, or (b) paid by an insurance carrier on behalf of the Indemnitee, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost or reserve paid or held by or for the benefit of such insured (the “Insurance Proceeds”) or other amounts actually recovered by or on behalf of such Indemnitee in reduction of the related indemnifiable losses, liabilities and damages, whether under Section 8.1, or Section 8.2 (each, an “Indemnifiable Loss”). If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive Insurance Proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnitee shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received.

Section 8.4. Procedure for Indemnification.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by any person (including, without limitation, any governmental entity) who is not a party to this Agreement of any claim or of the commencement by any such person of any action with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a “Third-Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third-Party Claim; provided, that the failure of any Indemnitee to give notice as required by this Section 8.4 shall not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent that such Indemnifying Party is materially prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

(b) Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 8.4(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall, if the Indemnitee is entitled to indemnification hereunder, assume responsibility for such Third-Party Claim, and such Indemnitee shall cooperate in the defense or settlement or compromise of such Third-Party Claim. After an Indemnifying Party assumes responsibility for a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Article VIII for any legal or other expenses (except expenses approved in advance by the Indemnifying Party) subsequently incurred by such Indemnitee in connection with the defense thereof; provided, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees, and, in such Indemnitees’ reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnitee (which shall not be unreasonably withheld or delayed), (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which (A) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third Party Claim or (B) includes an admission of fault, culpability or a failure to act by or on behalf of an Indemnitee or (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnitee other than financial obligations for which such Indemnitee will be indemnified hereunder. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnitee without the written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) if such settlement or compromise would result in an obligation of the Indemnifying Party to indemnify such Indemnitee, or would otherwise result in liability of, or have an adverse impact upon, such Indemnifying Party. If an Indemnifying Party fails to assume responsibility for a Third-Party Claim, such Indemnitee may defend or seek to compromise or settle such Third-Party Claim.

(c) If an Indemnifying Party is defending or seeking to compromise any Third-Party Claim, the Indemnitee shall make available to such Indemnifying Party any personnel and any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense.

(d) Any claim on account of an Indemnifiable Loss which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 15 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 15-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to it under applicable law or under this Agreement.

(e) In addition to any adjustments required pursuant to Section 8.3, if the amount of any Indemnifiable Loss shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

(f) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 8.5. Remedies Cumulative. The remedies provided in this Article VIII shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

ARTICLE IX.

MISCELLANEOUS

Section 9.1. Amendment. No change or amendment will be made to this Agreement, except by an instrument in writing signed by the parties.

Section 9.2. Preservation of Right To Amend or Terminate Plans. Except as otherwise expressly provided herein, no provisions of this Agreement, including, without limitation, the agreement of the parties to make a contribution or payment to or under any Plan referred to herein for any period, shall be construed as a limitation on the right of any party to amend such Plan or terminate its participation therein which any party would otherwise have under the terms of such Plan or otherwise. No party shall amend any Plan to the extent that such amendment would have the effect of increasing the liabilities of an other party under any Plan of the other party, without such other party’s consent.

Section 9.3. Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties hereto or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein, and no act of the parties hereto, shall be deemed to create any relationship between such parties other than the relationship set forth herein.

Section 9.4. Access to Information; Cooperation; Allocation Information.

(a) The parties and their authorized agents shall be given reasonable access to and may take copies of all information relating to the subjects of this Agreement (to the extent permitted by federal and state confidentiality laws) in the custody of the other party, including any agent, contractor, subcontractor, agent or any other person or entity under the contract of such party. The parties hereto shall provide one another with such information within the scope of this Agreement as is reasonably necessary to administer each party’s Plans.

(b) The parties hereto shall cooperate with each other to minimize the disruption caused by any such access and providing of information. The parties shall provide records and retain records with respect to the Plans in accordance with the record retention provisions contained in the Ancillary Agreements.

(c) Prior to making any allocation of costs, liabilities, contributions or Employees under the provisions of this Agreement, Hyatt shall provide the appropriate member of the Gaming Group with detailed information regarding such allocation, including the methodology used for determining such allocation. The members of the Gaming Group shall have a reasonable opportunity to review such information and provide Hyatt with comments or such additional facts or information as they deem necessary so that such allocation is made in accordance with the intent of this Agreement.

Section 9.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party hereto and any purported transfer without such consent shall be void.

Section 9.6. Headings. The section and paragraph headings and table of contents contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.7. Severability. If any provision set forth in this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being too extensive in any respect, such provision shall be interpreted to have the broadest application as shall be enforceable. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity of the other provisions hereof, which shall continue in full force and effect.

Section 9.8. Parties in Interest; No Third Party Beneficiary Rights.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as specifically provided herein, this Agreement is for the sole and exclusive benefit of the parties hereto and nothing herein is intended to give or shall be construed to give to any person or entity other than the parties hereto any rights or remedies hereunder.

(b) No provision of this Agreement shall create any third party beneficiary rights in any Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Employee by either party hereto or under any Plan which a party may maintain.

(c) Nothing contained in this Agreement shall confer upon any Employee any right with respect to continuance of employment by either party hereto, nor shall anything herein interfere with the right of either party hereto to terminate the employment of any Employee at any time, with or without cause, or restrict a party in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of an Employee, except as provided by applicable law.

(d) No provision of this Agreement, the Master Distribution Agreement, or any Ancillary Agreement shall be construed to create any right or accelerate entitlement to any compensation or benefit whatsoever on the part of any Gaming Employee, Retained Employee, Grand Victoria Employee or other former, present or future employee of the parties under any Plan or otherwise. Without limiting the generality of the foregoing: (a) neither the Spin-Offs nor the withdrawal of any member of the Gaming Group from any Hyatt Plan shall cause any Employee to be deemed to have incurred a termination of employment; and (b) no transfer of employment between the parties before the Closing shall be deemed a termination of employment for any purpose hereunder.

Section 9.9. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party (or other person referred to herein) shall be in writing and shall be deemed to be given and effective (a) upon delivery if delivered in person or by courier, (b) when sent by electronic transmission (telecopy or facsimile transmission), receipt confirmed, (c) five days after being sent by first class mail, postage prepaid or (d) when receipt is acknowledged if mailed by certified mail, postage prepaid, return receipt requested. The notice shall be delivered to the addresses of each party hereto as follows, or to such other persons or addresses as may be designated in writing by the party to receive such notice:

Prior to February 1, 2005:

(i)	if to Hyatt:

Hyatt Corporation

200 West Madison Street

42nd Floor

Chicago, Illinois 60606

Attention: General Counsel

Facsimile: (312) 750-8581

(ii)	if to HGMI, HCC or Grand Victoria, to:

Hyatt Gaming Management, Inc.

200 West Madison Street

40th Floor

Chicago, Illinois 60606

Attention: General Counsel

Facsimile: (312) 920-6463

(iii)	if to H-Group:

H Group Holding, Inc.

200 West Madison Street

38th Floor

Chicago, Illinois 60606

Attention: Harold Handelsman

Facsimile:

On or after February 1, 2005:

(i)	if to Hyatt:

Hyatt Corporation

Hyatt Center

71 South Wacker Drive

Chicago, Illinois 60606

Attention: General Counsel

(ii)	if to HGMI, HCC or Grand Victoria:

Hyatt Gaming Management Inc.

Hyatt Center

71 South Wacker Drive

Chicago, Illinois 60606

Attention: General Counsel

(iii)	if to H-Group:

H Group Holding, Inc.

Hyatt Center

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Harold S. Handelsman

with a copy to:

Latham & Watkins LLP

Sears Tower, Suite 5800

233 South Wacker Drive

Chicago, Illinois 60606

Attention: Michael A. Pucker

Facsimile: (312) 993-9767

Section 9.10. Further Assurances. Each of the parties hereto promptly shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

Section 9.11. Waiver of Conditions. The conditions to each of the parties’ obligations to effect the transactions contemplated herein are for the sole benefit of such party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 9.12. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Illinois, without giving effect to principles of conflicts of laws thereof; provided, however, that the provisions hereof that be subject, in all respects, to the gaming regulatory bodies in the respective jurisdictions in which the Gaming Business is or may be conducted. To the extent that the rulings of any one or more of such regulatory bodies is inconsistent in any material respect with the express provisions hereof, the parties agree to negotiate in good faith to address the implications of all of such rulings, such that the intents and purposes of this Agreement are preserved, failing which this Agreement and the rights and obligations of the parties shall terminate, in whole or in part, as the case may be.

Section 9.13. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto, and supersedes all prior written or oral communications, relating to the subject matter covered by said agreements. No amendment, modification, extension or failure to enforce any condition of this Agreement by either party shall be deemed a waiver of any of its rights herein.

Section 9.14. Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 9.15. Survival. Obligations described in this Agreement shall remain in full force and effect and shall survive the Closing.

Section 9.16. Dispute Resolution.

(a) Except as otherwise specifically provided in this Agreement, any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its arbitrability, validity or termination, or the performance or breach thereof, shall be exclusively and finally settled by arbitration administered by the AAA. Any party may initiate arbitration by notice to the other party (a “Request for Arbitration”). The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as they may be modified by the provisions of this Agreement. The place of arbitration shall be Chicago, Illinois. The arbitration shall be conducted by a single arbitrator appointed by Hyatt from a list of at least five (5) individuals who are independent and qualified to serve as an arbitrator submitted by HGMI within fifteen (15) days after delivery of the Request for Arbitration. Hyatt will make its appointment within ten (10) days after it receives the list of qualified individuals from HGMI. In the event HGMI fails to send a list of at least five (5) qualified individuals to serve as arbitrator to Hyatt within such fifteen-day time period, then Hyatt shall appoint such arbitrator within twenty-five (25) days from the Request for Arbitration. In the event that Hyatt fails to appoint a person to serve as arbitrator from the list of at least five (5) qualified individuals with ten (10) days after its receipt of such list from HGMI, HGMI shall appoint one of the individuals from such list to serve as arbitrator within five (5) days after the expiration of such ten (10) day period. Any individual will be qualified to serve as an arbitrator if he or she shall be an individual who has no business relationship, directly or indirectly, with either of the parties and who has at least ten (10) years of experience in the practice of law with experience in employment matters. The arbitration shall commence within thirty (30) days after the appointment of the arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrator’s award shall be made within thirty (30) days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

(b) The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Illinois without giving effect to the principles of conflicts of law, and will be without power to apply any different substantive law. The arbitrator will render an award and a written opinion in support thereof. Such award shall include the costs related to the arbitration and reasonable attorneys’ fees and expenses to the prevailing party. The arbitrator also has the authority to grant provisional remedies, including injunctive relief, and to award specific performance. The arbitrator may entertain a motion to dismiss and/or a motion for summary judgment by any party, applying the standards governing such motions under the Federal Rules of Civil Procedure, and may rule upon any claim or counterclaim, or any portion thereof (a “Claim”), without holding an evidentiary hearing, if, after affording the parties an opportunity to present written submissions and documentary evidence, the arbitrator concludes that there is no material issue of fact and that the Claim may be determined as a matter of law. The parties waive, to the fullest extent permitted by law, any rights to appeal, or to review of, any arbitrator’s award by any court. The arbitrator’s award shall be final and binding, and judgment on the award may be entered in any court of competent jurisdiction, including the courts of Cook County, Illinois. Each party to this Agreement irrevocably submits to the non-exclusive jurisdiction of and venue in the courts of the State of Illinois and of the United States sitting in Chicago, Illinois in connection with any such proceeding, and waives any objection based on forum non conveniens. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES SUCH PARTY’S RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION TO ENFORCE AN ARBITRATOR’S DECISION OR AWARD PURSUANT TO SECTION 9.16(a) OF THIS AGREEMENT.

(c) The parties agree to maintain confidentiality as to all aspects of the arbitration, except as may be required by applicable law, regulations or court order, or to maintain or satisfy any suitability requirements for any license by any state, federal or other regulatory authority or body, including professional societies and organizations; provided that nothing herein shall prevent a party from disclosing information regarding the arbitration for purposes of enforcing the award. The parties further agree to obtain the arbitrator’s agreement to preserve the confidentiality of the arbitration.

(d) Nothing in this Agreement will prevent a party from seeking injunctive relief against the other party from any competent court or other authority pending the resolution of a controversy or claim through arbitration.

Section 9.17. Reimbursement. The parties acknowledge that Hyatt, on the one hand, and the members of the Gaming Group, on the other hand, may incur costs and expenses, including, but not limited to, contributions to Plans and the payment of insurance premiums arising from or related to any of the Plans which are, as set forth in this Agreement, the responsibility of other parties hereto. Accordingly, the parties shall reimburse each other, as soon as practicable, but in any event within thirty (30) days of receipt from the other party hereto of appropriate verification, for all such costs and expenses.

Section 9.18. Default. In the event of a material default by either party hereunder, the non-defaulting party shall be entitled to all remedies provided by law or equity (including reasonable attorneys’ fees and costs of suit incurred).

Section 9.19. Force Majeure. Hyatt and the members of the Gaming Group shall incur no liability to each other due to a default under the terms and conditions of this Agreement resulting from fire, flood, war, power failure, major equipment breakdowns, riots, acts of God, acts of United States’ enemies, laws, orders or at the insistence or result of any governmental authority or any other delay beyond each other’s reasonable control.

Section 9.20. Attorney-Client Privilege. The provisions herein requiring either party hereto to cooperate shall not be deemed to be a waiver of the attorney/client privilege for any party to this Agreement nor shall it require either party to waive its attorney-client privilege.

Section 9.21. Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party waives any objection to the imposition of such relief.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Employee Benefits and Other Employment Matters Agreement as of the date first above written.

HYATT CORPORATION

By:	/s/ Kirk Rose
Name: Kirk Rose
Title: Senior Vice President–Finance

H GROUP HOLDING, INC.

By:	/s/ Harold S. Handelsman
Name: Harold S. Handelsman
Title: Vice President, Secretary and Treasurer

HYATT GAMING MANAGEMENT, INC.

By:	/s/ Pete Liguroi
Name: Pete Liguroi
Title: Vice President

HCC CORPORATION

By:	/s/ Martha Sabol
Name: Martha Sabol
Title: Vice President and Secretary

GRAND VICTORIA CASINO & RESORTS, L.P.,

By:	Indiana RBG, L.P, its General Partner

By:	HCCC Corp., its General Partner

By:	/s/ Pete Liguori
Name: Pete Liguori
Title: Vice President and Treasurer

Schedule 1

Daniel Azark – H-Group

Maria Rentas – H Group

Richard Schulze – FMG, Inc.

Kathleen Jackson – FMG, Inc.

Schedule 2

Fred Alexander

Jacqueline Andrew

Daniel Azark

John Biggs

Frank Borg

Peter Connolly

Bill Eider-Orley

Pat Foley

Lowell Goodman

Jack Hardy

Darryl Hartley-Leonard

Jim Howard

Patricia Howard

Albert Kelly

Richard Nelson

Ken Posner

Ed Rabin

Fred Sarbach

Ludwig Strodel

Edward Sullivan

Linda Chellino

Neil Locke

Cody Plott

Karen Rugen

Mary Catherine Sexton

Richard Schulze

Hartmut Stauss

Peter Underwood

Marc Yanofsky

David Zdikoff